Exhibit 99.1

Axsome Therapeutics Appoints Myrtle Potter to its Board of Directors

NEW YORK, June 19, 2017 (Globe Newswire) — Axsome Therapeutics, Inc. (NASDAQ: AXSM), a clinical-stage biopharmaceutical company developing novel therapies for the management of central nervous system (CNS) disorders, today announced the appointment of Myrtle Potter to its Board of Directors. Ms. Potter is the Chief Executive Officer and Founder of Myrtle Potter & Company, a healthcare and life science advisory firm. Ms. Potter previously served as the President, Commercial Operations and Chief Operating Officer of Genentech, and held executive operating positions at Bristol-Myers Squibb and Merck.

“Myrtle Potter is a recognized healthcare leader with extensive experience and unparalleled success in commercializing numerous innovative medicines,” said Herriot Tabuteau, M.D., Chief Executive Officer and Chairman of the Board of Axsome. “We are extremely pleased to welcome her to our Board. Her commercialization, operational, strategic, and business development expertise will be of substantial benefit to Axsome as our AXS-02 and AXS-05 product candidates advance towards pivotal data readouts.”

“I am thrilled to join Axsome’s Board of Directors,” said Ms. Potter. “The Company’s diversified clinical pipeline has the potential to generate differentiated therapeutics for multiple serious CNS and chronic pain conditions with currently limited treatment options. I am eager to start working with my fellow Axsome Board members and look forward to supporting the management team to serve the needs of patients and maximize the value of the Company’s product candidate portfolio for the benefit of shareholders.”

Ms. Potter was President, Commercial Operations and Chief Operating Officer of Genentech from 2000 to 2005, where she also served on the Executive Committee and was Co-Chair of the Product Portfolio Committee. At Genentech Ms. Potter led the commercialization of a number of products including Avastin™, Rituxan™, Herceptin™, Tarceva™, Xolair™, Nutropin™, Activase™, and TNkase™. Prior to joining Genentech, Ms. Potter was President of Bristol-Myers Squibb’s $3.5 billion, 3,500-person U.S. Cardiovascular and Metabolic Business. Before Bristol-Myers Squibb, Ms. Potter worked at Merck & Co. for fourteen years in roles of increasing responsibility, including Vice President of an $800 million U.S. pharmaceutical business unit. While at Merck, she started the joint venture entity Astra Merck, which through merger, later became AstraZeneca. She began her career with Procter and Gamble Patient Care Products.

Ms. Potter currently serves on the Board of Directors of Liberty Mutual Holding Company, Rite Aid Corporation, Insmed, and Proteus Digital Health. She is also on the Board of Trustees of The University of Chicago and previously served on the boards of Everyday Health, Medco Health Solutions and Amazon.com. Ms. Potter holds a Bachelor of Arts Degree from The University of Chicago.

About Axsome Therapeutics, Inc.

Axsome Therapeutics, Inc. is a clinical-stage biopharmaceutical company developing novel therapies for the management of central nervous system (CNS) disorders for which there are limited treatment options. Axsome’s product candidate portfolio includes two late-stage candidates, AXS-05 and AXS-02. AXS-05 is currently in a Phase 3 trial in treatment resistant depression (TRD), and a Phase 2/3 trial in agitation in patients with Alzheimer’s disease (AD) is planned. AXS-02 is currently in Phase 3 trials in complex regional pain syndrome (CRPS) and knee osteoarthritis (OA) associated with bone marrow lesions (BMLs) with an additional Phase 3 trial planned in chronic low back pain (CLBP) associated with Modic changes (MCs). AXS-05 and AXS-02 are investigational drug products not approved by the FDA. For more information, please visit the company website at www.axsome.com. The company may occasionally disseminate material, nonpublic information on the company website.

Forward Looking Statements

Certain matters discussed in this press release are “forward-looking statements”. We may, in some cases, use terms such as “predicts,” “believes,” “potential,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. In particular, the Company’s statements regarding trends and potential future results are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the success, timing and cost of our ongoing clinical trials and anticipated clinical trials for our current product candidates, including statements regarding the timing of initiation, interim analyses and completion of the trials; the timing of and our ability to obtain and maintain U.S. Food and Drug Administration or other regulatory authority approval of, or other action with respect to, our product candidates; the Company’s ability to successfully defend its intellectual property or obtain the necessary licenses at a cost acceptable to the Company, if at all; the successful implementation of the Company’s research and development programs and collaborations; the success of the Company’s license agreements; the acceptance by the market of the Company’s product candidates, if approved; and other factors, including general economic conditions and regulatory developments, not within the Company’s control. The factors discussed herein could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstance.

Axsome Contact:

Mark Jacobson
Vice President, Operations
Axsome Therapeutics, Inc.
25 Broadway, 9th Floor
New York, NY 10004
Tel: 212-332-3243
Email: mjacobson@axsome.com

www.axsome.com